UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):       August 21, 2009

ThermoEnergy Corporation

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

33-46104-FW	71-00659511
(Commission File Number)	(IRS Employer Identification No.)

124 West Capitol Avenue, Suite 880, Little Rock, Arkansas	72201
(Address of principal executive offices)	(Zip Code)

(501) 376-6477

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  --  Entry into a Material Definitive Agreement.

On August 21, 2009, we entered into a Consulting Agreement (the “Consulting Agreement”) with Rexon Limited (“Rexon”) pursuant to which Arthur S. Reynolds, a member of our Board of Directors, will provide services as our interim Chief Financial Officer.  The Consulting Agreement is effective as of August 3, 2009, the date on which Mr. Reynolds was appointed interim Chief Financial Officer.

Mr. Reynolds is the sole beneficial owner of Rexon.

Under the Consulting Agreement, we will pay Rexon a retainer of $15,000 per month, will reimburse Rexon for all reasonable and customary expenses incurred by it in connection with Mr. Reynolds’s services, and will issue to Rexon warrants, on the first business day of each month, commencing on August 1, 2009, for the purchase of that number of shares of our Common Stock determined by dividing (i) $15,000 by (ii) the market price per share of our Common Stock on such date.  Upon the successful consummation of a recapitalization  of our company, we will pay Rexon a success fee in an amount to be agreed by Rexon and the Compensation Committee of our Board of Directors; such success fee may be paid in cash, through the issuance of securities, or by a combination thereof.

We may terminate the services of Mr. Reynolds under the Consulting Agreement at any time upon 180 days’ written notice.

The Consulting Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K and the foregoing description of the letter agreement is qualified in its entirety by reference to such Exhibit.

Item 9.01	Financial Statements and Exhibits

(c)	Exhibits.

Exhibit No.	Description

10.1	Consulting Services Agreement between Rexon Limited and ThermoEnergy Corporation dated as of August 3, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 24, 2009

ThermoEnergy Corporation
(Registrant)

	By:	/s/ Dennis C. Cossey
	Name:	Dennis C. Cossey
	Title:	Chairman and Chief Executive Officer